Exhibit 10.1

Quantum Corporation

224 Airport Parkway

Suite 550

San Jose, CA 95110

USA

+1 [408] 944-4000

Mr. Todd Arden

Via electronic mail

June 6, 2024

Dear Todd:

We offer you the opportunity to serve on the Board of Directors (the Board) of Quantum Corporation (Quantum) following the Board’s approval of your appointment, which we anticipate occurring on or before June 6, 2024.

As compensation for your Board service, you will be paid a cash retainer of $15,000.00 per month during the tenure of your services. Your signature below indicates your agreement to waive Quantum’s granting of any equity compensation for your service and any other compensation under Quantum’s Non-Employee Director Compensation program. Accordingly, we will request that the Leadership & Compensation Committee waive any obligation you would otherwise have to maintain the minimum equity investment position normally expected of our directors.

Your signature below also indicates your agreement to voluntarily resign from the Board promptly following, but in any event within two business days of the Blue Torch Takeout Date (as such term is defined in that certain Eighth Amendment and Waiver to Term Loan Credit and Security Agreement (as amended from time to time, the “Credit Agreement”) dated as of May 24, 2024 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the financial institutions which are or become a party to the Credit Agreement as lenders, and Blue Torch Finance LLC).

Please note that Quantum will reimburse you for any reasonable travel or incidental expenses associated with performing your duties as a Board member in accordance with our travel expense reimbursement policies. Quantum will also enter into its standard indemnification agreement for directors with you upon the effective date of your appointment to the Board.

To confirm your acceptance of our offer, you may electronically sign via DocuSign as sent to your personal email address. If you prefer, you can sign one copy of this letter, complete the enclosed documents, and return them to me via email at    .

www.quantum.com

Please contact me if you have any questions. Welcome to Quantum and I look forward to working with you.

Sincerely,

/s/ Brian E. Cabrera

Brian E. Cabrera

Quantum Corporation | Senior Vice President, Chief Administrative Officer, and Corporate Secretary

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in the documents listed as enclosures below.

Signed:	/s/ Todd W. Arden	Date: June 6, 2024
Todd W. Arden